As filed with the Securities and Exchange Commission on June 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enlivex Therapeutics Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14 Einstein Street, Nes Ziona, Israel	7403618
(Address of Principal Executive Offices)	(Zip Code)

Enlivex Therapeutics Ltd. Global Share Incentive Plan (2019)
(Full title of the plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, New York 10168

Tel: (212) 947-7200

(Name and address for agent for service) (Telephone number, including area code, of agent for service)

Copy to:

Drew M. Altman, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33131 Tel: (305) 579-0500	Mr. Oren Hershkovitz Chief Executive Officer Enlivex Therapeutics Ltd. Tel: +972.2.6208072	Adrian Daniels, Adv. Yigal Arnon & Co. 22 Rivlin Street Jerusalem 9424018, Israel Tel: (972) (2) 623-9220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.40 per share, to be issued under the Enlivex Therapeutics Ltd. Global Share Incentive Plan (2019)	4,150,704	$9.26	(2)	$38,435,519.04	$4,193.32

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value NIS 0.40 per share (“Ordinary Shares”), of Enlivex Therapeutics Ltd. (the “Registrant”) which become issuable under the 2019 Global Share Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on May 28, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Enlivex Therapeutics Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report for the year ended December 31, 2020 on Form 20-F filed with the Commission on April 30, 2021;

(b)	The Registrant’s Reports on Form 6-K furnished to the Commission on February 9, 2021, February 12, 2021 and May 28, 2021; and

(b)	The Registrant’s Registration Statement on Form 8-A filed with the Commission on July 28, 2014 (File No. 001-36578), in which there is described the terms, rights and provisions applicable to the Registrant’s Ordinary Shares, including any amendment or report filed for purposes of updating such description, including the description of the Registrant’s Ordinary Shares filed as Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F filed on April 30, 2020.

All documents or reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent designated therein, certain reports on Form 6-K, furnished by the Registrant, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.  Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law, 1999, as amended, or the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty or care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●

expenses incurred by the office holder in connection with a proceeding under Chapter G'1, of the Restrictive Trade Practices Law 5748-1988 (the “Restrictive Trade Law”), including reasonable litigation expenses, including attorney's fees; and

Any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●

a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

expenses incurred by the Office Holder in connection with a proceeding under Chapter G'1, of the Restrictive Trade Law, including reasonable litigation expenses, including attorney's fees; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to, the chief executive officer, directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our Amended and Restated Articles of Association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our directors and Professor Mevorach, exculpating them, to the fullest extent permitted by the Companies Law, from liability for monetary or other damages due to, or arising or resulting from, a breach of the duty of care to the Registrant and undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from certain acts performed by such office holders in their capacity as an office holder of the Registrant, our subsidiaries or affiliate, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. The indemnification is limited both in terms of amount and coverage.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

1.1	Amended and Restated Articles of Association of Enlivex Therapeutics Ltd., filed as Exhibit 99.2 to Form 6-K filed on March 27, 2019 and incorporated herein by reference.
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included as part of Exhibit 5.1).
23.2	Consent of Yarel + Partners.
24.1	Power of Attorney (included on signature page)
99.1	Enlivex Therapeutics Ltd. Global Share Incentive Plan (2019), filed as Exhibit 4.3 to Form 20-F filed on April 30, 2020 (File No. 001-36578), and incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nes-Ziona, State of Israel, on June 4, 2021.

Enlivex Therapeutics Ltd.

By:	/s/ Oren Hershkovitz
	Name:	Oren Hershkovitz
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shai Novik, Oren Hershkovitz and Shachar Shlosberger, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Oren Hershkovitz	Chief Executive Officer and Director	June 4, 2021
Oren Hershkovitz	(Principal Executive Officer)

/s/ Shachar Shlosberger	Chief Financial Officer	June 4, 2021
Shachar Shlosberger	(Principal Financial and Accounting Officer)

/s/ Shai Novik	Chairman and Director	June 4, 2021
Shai Novik

/s/ Brian Schwartz	Director	June 4, 2021
Brian Schwartz, M.D.

/s/ Sangwoo Lee	Director	June 4, 2021
Sangwoo Lee

/s/ Abraham Havron	Director	June 4, 2021
Abraham Havron, Ph.D.

/s/ Bernhard Kirschbaum	Director	June 4, 2021
Bernhard Kirschbaum, Ph.D

/s/ Michael Habib	Director	June 4, 2021
Michel Habib

/s/ Gili Hart	Director	June 4, 2021
Gili Hart, Ph.D.

/s/ Baruch Halpert	Director	June 4, 2021
Baruch Halpert

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Enlivex Therapeutics Ltd., has signed this Registration Statement on June 4, 2021.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of COGENCY GLOBAL, INC.